UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12
ENCORE ACQUISITION COMPANY

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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ENCORE ACQUISITION COMPANY
777 Main Street
Suite 1400
Fort Worth, Texas 76102
SUPPLEMENT TO PROXY STATEMENT FOR
ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON APRIL 28, 2009
Dear Stockholder:
          This supplement should be read together with the Proxy Statement, dated April 3, 2009 (the “Proxy Statement”), for the Annual Meeting of Stockholders of Encore Acquisition Company (the “Company”), which was filed with the Securities and Exchange Commission and mailed to the Company’s stockholders on April 3, 2009.
          The information in the column entitled “All Other Compensation” in the Summary Compensation Table on page 29 of the Proxy Statement did not include perquisites related to personal use of the Company’s aircraft by Mr. Jon S. Brumley in 2008, for which the aggregate incremental cost to the Company was less than $25,000. Including amounts related to such aircraft use, the amount reported for Mr. Jon S. Brumley in the “All Other Compensation” column would have been $41,544, and Mr. Jon S. Brumley’s total compensation for 2008 would have been $3,604,855. The aggregate incremental cost to the Company reflects all amounts invoiced to the Company by the aircraft operator for the applicable flight.
          Please refer to the Proxy Statement for additional information concerning the 2009 Annual Meeting and the matters on which your proxy is solicited by the Board of Directors of the Company. You can find information on how to vote your shares beginning on page 1 of the Proxy Statement.

Sincerely,

I. Jon Brumley
Chairman

Fort Worth, Texas
April 14, 2009